EXHIBIT 99.1


                                                                    NEWS RELEASE

For:              Outdoor Channel Holdings, Inc.
                  43445 Business Park Drive, Suite 113
                  Temecula, CA  92590

Contact: Perry T. Massie, President and Chief Executive Officer Rick Dickson, Chief Financial Officer
                  909.699.4749

                  Cecilia A. Wilkinson/Angie Yang
                  PondelWilkinson MS&L
                  Corporate & Investor Relations
                  323.866.6060
                  investor@pondel.com
                  -------------------


 OUTDOOR CHANNEL HOLDINGS REPORTS DOUBLE-DIGIT REVENUE, INCOME FROM OPERATIONS,
                   NET INCOME GROWTH FOR 2003 SECOND QUARTER

         TEMECULA, CALIFORNIA - AUGUST 14, 2003 - Outdoor Channel Holdings (OTC:
OUTD) (formerly Global Outdoors, Inc. traded under the symbol OTC:GLRS) today announced strong performance at its majority-owned national cable television network, resulting in increased revenues, income from operations and net income for the three and six-month periods ended June 30, 2003 when compared with the corresponding prior-year periods.

         For the 2003 second quarter, total revenues advanced 48 percent to $7.2 million from $4.9 million in the year-earlier period, reflecting increases in advertising sales and subscriber fees of 45 percent and 63 percent, respectively, principally stemming from growth at The Outdoor Channel. Income from operations rose 30 percent to $1.4 million from $1.0 million in the second quarter a year ago. The operating profit margin narrowed in the current quarter to 19 percent from 21 percent a year earlier, primarily due to increased expenses associated with The Outdoor Channel's heightened marketing campaign directed at national advertising agencies and the company's focus on augmenting original programming for the Channel. Net income applicable to common stock increased 21 percent to $667,274, or $0.12 per diluted share, from $553,657, or $0.09 per diluted share, in the 2002 second quarter.

         For the first half of 2003, total revenues grew 55 percent to $14.6 million from $9.4 million in the same period a year ago. Advertising sales and subscriber fees continued to benefit from growth at The Outdoor Channel, increasing 56 percent and 76 percent, respectively. Income from operations advanced 56 percent to $3.2 million from $2.1 million in the 2002 six-month period, and the operating profit margin was maintained at 22 percent. Net income applicable to common stock for the year-to-date period increased 64 percent to $1.6 million from $971,556 a year ago. On a diluted per share basis, income for the 2003 first half rose to $0.28 from $0.17 a year earlier.

                                     (more)
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Global Outdoors, Inc.
2-2-2

         "This is a very exciting time for us as we believe we are just beginning to realize tangible benefits from the growth and recognition of The Outdoor Channel," said Perry T. Massie, president and chief executive officer of Outdoor Channel Holdings. "Our ability to deliver one of the highest concentrations of male viewers per household in the industry enabled the Channel to participate in media upfront advertising sales pitches with national advertising agencies during the quarter. We are encouraged by the reception to this expanded marketing campaign."

         As of July 2003, The Outdoor Channel expanded its availability to more than 58 million homes across the country and grew its subscriber base to more than 23.3 million, as estimated by Nielsen Media Research.

         The strong quarterly performance continued to strengthen Outdoor Channel Holdings' financial position. Net cash provided by operating activities grew to $1.9 million for the six months ended June 30, 2003, up from $1.2 million a year earlier. At June 30, 2003, cash and cash equivalents stood at $4.1 million and working capital grew to $8.0 million from $4.8 million at the end of 2002. Total stockholders' equity rose 44 percent to $8.9 million from $6.2 million at December 31, 2002.

         Reflecting the increasingly important role the Channel is expected to play in the company's future, the company recently announced that its corporate name was changed to Outdoor Channel Holdings, Inc., traded under the new symbol OUTD.

ABOUT OUTDOOR CHANNEL HOLDINGS, INC.
------------------------------------

         Outdoor Channel Holdings, Inc. (formerly Global Outdoors, Inc.) is the principal owner of The Outdoor Channel, a national television network, dedicated to providing the best in traditional outdoor programming to America's 60 million anglers and hunters. The Outdoor Channel features more than 100 weekly hunting and fishing series, in addition to rodeo, off-roading, recreational gold prospecting and country music programs. As of August 2003, according to Nielsen Media Research, The Outdoor Channel's Universe grew to 23.3 million homes through a combination of cable and satellite dish subscribers. The company also owns and operates related businesses that serve the interests of viewers of The Outdoor Channel and other outdoor enthusiasts. These related businesses include, Lost Dutchman's Mining Association (LDMA-AU Inc.), Gold Prospectors' Association of America Inc. (GPAA), and the Trips and Outings Division.

SAFE HARBOR STATEMENT
---------------------

         Certain statements in this news release that relate to financial results, projections, future plans, events, or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and involve significant risks and uncertainties, including, but not limited to, the following: competition, promotional costs, risk of declining advertising and subscriber revenues, decline in subscriber base and risk of primary satellite failure. The company's actual results could differ materially from those anticipated in such forward-looking statements as a result of a number of factors. These risks and uncertainties, and certain other related factors, are


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Global Outdoors, Inc.
3-3-3


discussed in the company's Form 10-KSB and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release, and the company assumes no obligation to update such forward-looking statements. Refer to the company's Form 10-KSB for the year ended December 31, 2002 filed with the Securities and Exchange Commission for more information, as well as, other filings including the company's Form 10-QSB quarterly reports.



                                      # # #


                                 (TABLES FOLLOW)

                           OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
                             CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                 THREE MONTHS ENDED             SIX MONTHS ENDED
                                                      JUNE 30,                        JUNE 30,
                                           -------------   -------------   -------------   -------------
                                               2003            2002             2003            2002
                                           -------------   -------------   -------------   -------------
                                                    (unaudited)                      (unaudited)
Revenues
     Advertising                           $  3,692,640    $  2,537,295    $  7,474,827    $  4,793,981
     Subscriber fees                          2,323,616       1,425,006       4,824,895       2,748,652
     Membership services                      1,075,458         843,181       2,155,775       1,737,022
     Trips and outings                           31,612          47,682          52,335          78,502
     Other Income                                58,007          12,209         117,192          61,926
                                           -------------   -------------   -------------   -------------

         Total revenues                       7,181,333       4,865,373      14,625,024       9,420,083
                                           -------------   -------------   -------------   -------------

Expenses:
     Satellite transmission fees                604,662         600,968       1,201,851       1,172,433
     Advertising and programming              1,214,239         625,441       2,247,288       1,219,988
     Trips and outings                           24,600          23,600          48,628          43,700
     Selling, general and administrative      3,976,577       2,570,677       7,910,869       4,923,595
                                           -------------   -------------   -------------   -------------

         Total expenses                       5,820,078       3,820,686      11,408,636       7,359,716
                                           -------------   -------------   -------------   -------------

Income from operations                        1,361,255       1,044,687       3,216,388       2,060,367

Other income (expense):
     Gain on issuance of common stock
         of subsidiary                               --          46,786              --          46,786
     Interest expense                           (16,076)        (16,396)        (33,848)        (37,290)
     Interest income                              9,890          18,465          27,778          34,664
                                           -------------   -------------   -------------   -------------

Income before provision for
   income taxes and minority interest         1,355,069       1,093,542       3,210,318       2,104,527

Provision for income taxes                      537,809         427,865       1,271,434         823,095
                                           -------------   -------------   -------------   -------------

Income before minority interest                 817,260         665,677       1,938,884       1,281,432

Minority interest in net income of
   consolidated subsidiary                      149,986         112,020         350,735         219,838
                                           -------------   -------------   -------------   -------------

Net income                                      667,274         553,657       1,588,149       1,061,594

Preferred stock dividend                             --              --              --         (90,038)
                                           -------------   -------------   -------------   -------------

Net income applicable to common stock      $    667,274    $    553,657    $  1,588,149    $    971,556
                                           =============   =============   =============   =============

Earnings per common share:
     Basic                                 $       0.12    $       0.10    $       0.30    $       0.18
                                           =============   =============   =============   =============

     Diluted                               $       0.12    $       0.09    $       0.28    $       0.17
                                           =============   =============   =============   =============

Weighted average number of common
  shares outstanding:
     Basic                                    5,426,916       5,300,330       5,365,778       5,268,638
                                           =============   =============   =============   =============

     Diluted                                  5,783,525       5,895,679       5,696,122       5,866,305
                                           =============   =============   =============   =============

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                 OUTDOOR CHANNEL HOLDINGS, INC AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET HIGHLIGHTS


                                                     JUNE 30,      DECEMBER 31,
                                                       2003            2002
                                                   ------------    ------------
                                                   (unaudited)

ASSETS
Cash and cash equivalents                          $ 4,122,607     $ 3,247,740
Accounts receivable, net                             3,490,846       2,473,486
Total current assets                                 8,929,314       6,541,009
Property, plant and equipment, net                   4,872,922       4,226,662
Total assets                                        14,697,150      11,830,003

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities                          $ 1,641,686     $ 1,736,418
Total liabilities                                    4,146,148       4,405,358
Minority interest in subsidiary                      1,613,424       1,262,689
Total stockholders' equity                           8,937,578       6,161,956
Total liabilities and stockholders' equity          14,697,150      11,830,003